Exhibit 10.1

AMENDMENT No. 3

This AMENDMENT No. 3 (the “Third Amendment”) is entered into as of December 9, 2014, by and between

DePuy Synthes Products, LLC, a Delaware company utilizing the Codman Neuro trade name and having a primary business address at 325 Paramount Drive, Raynham, MA 02767 (“DSP”), a successor of Codman and Shurtleff, Inc. (“Codman”) with respect to the agreements that are the subject hereof, and

Synergetics USA, Inc., a Delaware corporation having a primary business address at 3845 Corporate Centre Drive, O'Fallon, Missouri 63368 ("Synergetics").

WHEREAS, DSP and Synergetics are parties to that certain Product Development and Marketing Agreement, dated as of January 1, 2009, (the “2009 Agreement”) as amended by the Amendment No. 1, dated as of October 21, 2009, (the “First Amendment”) and by the Amendment No. 2, dated May 12, 2014, (the “Second Amendment”) and which, as amended, shall be referred to as the “Distribution Agreement;”

WHEREAS, DSP and Synergetics are parties also to that certain Trademark License Agreement, dated as of January 1, 2009, (subject: MALIS®), as previously amended by the First Amendment and the Second Amendment (as so amended, to be referred to as the “Trademark Agreement”);

WHEREAS, both of the Distribution Agreement and the Trademark Agreement are set to expire at the end of December 31, 2014; and

WHEREAS, DSP and Synergetics desire to extend the term of these agreements for one year;

NOW, THEREFORE, in consideration of these premises and the mutual promises hereinafter set forth, the parties hereto agree as follows.

1.	Term. The terms and conditions of the Distribution Agreement and the Trademark Agreement shall renew without lapse as of January 1, 2015, and shall continue in full force for a term of 12 months, expiring at the end of December 31, 2015.

2.	Miscellaneous Provisions.

a.	General Representation and Warranty. Each Party represents and warrants to the other that the execution and delivery of this Third Amendment and the performance of the obligations contemplated hereunder do not violate any law, rule or regulation or order, judgment or decree binding upon the representing party and will not result in a breach of any term of the certificate of incorporation or by-laws of the representing party or of any contract, agreement or other instrument to which such party is a party.

b.	Ratification. Except as modified hereby, all terms and conditions of the Distribution Agreement and the Trademark Agreement shall remain in full force and effect. To the extent any term or condition in this Amendment No. 3 conflicts with any term or condition of either of the Distribution Agreement or the Trademark Agreement, the terms and conditions of this Amendment No. 3 shall control.

c.	Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart of this Third Amendment delivered by electronic means (such as telephonic facsimile or electronic mail) shall have the same binding effect as if delivered as a paper copy bearing an original, hand-written signature.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as on the day and year first above written.

DEPUY SYNTHES PRODUCTS, LLC		SYNERGETICS USA, INC.

By:	/s/ Peter K. Stebbins	By:	/s/ David M. Hable
Name:	Peter K. Stebbins	Name:	David M. Hable
Title:	VP Strategic Planning for DePuy Synthes	Title:	President and Chief Executive Officer
VP Business Development, Codman